Exhibit 99.1

BriaCell and BriaPro Enter Into Asset Purchase Agreement for Exclusive Soluble CD80 License

PHILADELPHIA and VANCOUVER, British Columbia, Feb. 18, 2026 (GLOBE NEWSWIRE) -- BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW, BCTXZ, BCTXL) (TSX: BCT) (“BriaCell”), a clinical-stage biotechnology company that develops novel immunotherapies to transform cancer care, and its majority-owned subsidiary, BriaPro Therapeutics Corp. (“BriaPro”), are pleased to announce that they have entered into a definitive purchase agreement (the “Purchase Agreement”) pursuant to which BriaPro has agreed to purchase BriaCell’s exclusive license to develop and commercialize Soluble CD80 (“sCD80”) as a biologic agent for the treatment of cancer and other associated assets (the “Transaction”).

Background

BriaCell originally secured the exclusive license from the University of Maryland, Baltimore County (“UMBC”) on August 2, 2022. The novel technology, originally developed by Suzanne Ostrand-Rosenberg, Ph.D., Emeritus Faculty at UMBC, and member of BriaCell’s scientific advisory board, is titled “Soluble CD80 as a Therapeutic to Reverse Immune Suppression in Cancer Patients” and is covered under USPN 8,956,619 B2, USPN 9,650,429 B2, and USPN 10,377,810 B2. In animal models, sCD80 was well-tolerated and stopped tumor growth by potentially restoring natural anti-tumor immunity (see Lucas A Horn, et al. and Samuel T Haile et al. in collaboration with Dr. Ostrand-Rosenberg). Additionally, strong anti-tumor activity of sCD80 has been reported in multiple tumor types (see Lucas A Horn, et al.). Importantly, as demonstrated in the same studies, sCD80’s unique actions may involve both awakening and boosting the immune system to recognize and destroy tumor cells.

The Transaction

Under the terms of the Purchase Agreement, BriaPro gains the worldwide rights to develop and commercialize sCD80 as a therapeutic agent for the treatment of cancer, while UMBC holds all rights, title and interest in the inventions and the patent, except for certain rights retained by the United States Government. BriaPro will pay 2% royalties to UMBC upon the commercialization of the product plus other development costs.

As part of the Transaction, BriaCell will make available to BriaPro up to $3 million to fund research and development efforts (the “Credit Facility”). Each drawdown under the Credit Facility will be subject to BriaCell’s approval regarding the use of funds.

As consideration for the transfer of the exclusive license and the Credit Facility, BriaPro will issue to BriaCell 23,972,589 Common Shares at an aggregate value of approximately C$1.18M, increasing BriaCell’s interest in BriaPro to approximately 78% post-transaction. The Transaction is expected to close on or around March 12, 2026, subject to certain conditions including (i) approval of the disinterested shareholders of BriaPro, and (ii) receipt of a third-party valuation confirming that the Transaction is occurring at fair market value.

Shareholder Approval

In accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions(“MI 61-101”), the resolution approving the Purchase Agreement must be approved by a simple majority of votes cast by shareholders, present in person or represented by proxy and entitled to vote at the Meeting, excluding the votes cast by any “interested party” (as defined in MI 61-101). As a 10% shareholder with an interest in the Transaction, BriaCell’s shareholdings in BriaPro will be excluded from voting.

Formal Valuation Requirements

In respect of the formal valuation requirement of MI 61-101, BriaPro intends to rely on the specified markets exemptions set forth in subsection 5.5(b) of MI 61-101, as none of its securities are listed or quoted on a specified senior exchange.

Though a formal valuation is not required under applicable securities laws, as a matter of good governance and best corporate practice, BriaPro intends to obtain a valuation from an independent third-party valuator as a condition to closing, verifying and validating that Transaction is occurring at fair market value.

“Our mission has been to develop safe and effective treatments for cancer patients who do not respond to existing treatments, and a transformational anti-cancer agent such as sCD80 may provide us with such an additional opportunity,” stated Dr. Bill Williams, BriaCell and BriaPro’s President and CEO. “Based on the promising data in animal studies, we plan to explore the potential use of sCD80 technology as a therapeutic agent in combination with our other immunotherapies or on its own. We look forward to accelerating the development of this novel anti-cancer agent to bring hope to patients who need it the most.”

About BriaCell Therapeutics Corp.

BriaCell is a clinical-stage biotechnology company that develops novel immunotherapies to transform cancer care. More information is available at https://briacell.com/.

About BriaPro Therapeutics Corp.

BriaPro is a pre-clinical stage immunotherapy company developing binding agents and proteins with the intention to boost the ability of the body’s own cancer-fighting cells to destroy cancerous tumors.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Examples of forward-looking statements in this news release include, among others, statements that BriaCell and BriaPro make regarding the potential for development and commercialization of sCD80 as a biologic agent for the treatment of cancer, and the possibility that sCD80 may awaken and boost the immune system to recognize and destroy tumor cells. Forward-looking statements are based on BriaCell and BriaPro’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in BriaCell and BriaPro’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in BriaCell’s most recent Annual Information Form, and under “Risks and Uncertainties” in: (i) BriaCell’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, and (ii) BriaPro’s other filings with the Canadian securities regulatory authorities, all of which are available under BriaCell and BriaPro’s profiles on SEDAR+ at www.sedarplus.ca and on BriaCell’s profile on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date. BriaCell Therapeutics Corp. and BriaPro Therapeutics Corp. undertake no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

BriaCell and BriaPro Contact:
William V. Williams, MD
President & CEO, BriaCell and BriaPro
1-888-485-6340
info@briacell.com

Investor Relations Contact:

investors@briacell.com